UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2004

SELECT MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-32499	23-2872718
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation)	Number)	Identification No.)

4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055

(Address of principal executive offices) (Zip Code)

(717) 972-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.03 Material Modifications to Rights of Security Holders
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 17, 2004
FIRST AMENDMENT TO RIGHTS AGREEMENT, DATED AS OF OCTOBER 17, 2004
CONTINGENCY LETTER AGREEMENT, DATE AS OF OCTOBER 17, 2004

Item 1.01 Entry into a Material Definitive Agreement

On October 17, 2004, Select Medical Corporation (the “Company”), EGL Holding Company (“Holdings”), an affiliate of Welsh, Carson, Anderson & Stowe IX, L.P. (“Welsh Carson”), an investment partnership, and EGL Acquisition Corp. (“Acquisition”), a wholly owned subsidiary of Holdings, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Acquisition will merge with and into the Company, with the Company as the surviving corporation (the “Merger”). As a result of the Merger, the Company will become a wholly owned subsidiary of Holdings.

Certain stockholders of the Company, including members of senior management and Thoma Cressey Equity Partners, a private equity firm, will exchange approximately 5.7 million shares of the Company’s common stock for capital stock of EGL Holding Company. In addition, the members of senior management participating in the buying group would continue as the senior management of the surviving corporation.

Under the terms of the Merger Agreement, at the closing of the Merger, the holders of the Company’s common stock, other than holders participating in the buying group, will receive $18.00 per share in cash for their shares. The completion of the merger is subject to various conditions, including stockholder approval of the Merger (other than current stockholders with a continuing equity investment in Holdings), the closing of tender offers for and consent solicitations with respect to the Company’s public debt securities, the expiration of the applicable waiting period under the Hart-Scott-Rodino Act and other customary conditions. Holdings intends to finance the acquisition using a combination of cash, equity and debt.

The Merger Agreement permits the special committee of the Company’s Board of Directors to instruct its financial advisor to actively solicit other possible bidders through November 5, 2004. Thereafter, the special committee is permitted to respond to unsolicited inquiries by other persons interested in acquiring if the special committee determines that such inquiries could lead to a superior offer. Should a superior offer be received and accepted, the Company may, subject to certain conditions (including payment of a “break-up” fee of $40 million plus expenses not to exceed $750,000), terminate the merger agreement.

In connection with the Merger, Welsh Carson, Holdings and the Company entered into a Contingency Letter Agreement pursuant to which Welsh Carson agreed, in the event the Company terminates the Merger Agreement and such termination arises from a knowing and willful breach of the Merger Agreement by Acquisition and/or Holdings, to make an equity contribution to Holdings of up to $10 million to satisfy any liabilities of Holdings or Acquisition resulting from any such knowing or willful breach.

In connection with the Merger, the Company has also amended its Rights Agreement, dated as of September 17, 2001, between the Company and Mellon Investor Services LLC, as Rights Agent.

The foregoing description of the Merger Agreement, the Contingency Letter Agreement and the First Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to each of the Merger Agreement, the Contingency Letter Agreement and the First Amendment to Rights Agreement, copies of which are attached hereto as Exhibits 2.1, 99.1 and 4.1, respectively, and are incorporated by reference herein.

Item 3.03 Material Modifications to Rights of Security Holders

In connection with the Merger, the Company has amended its Rights Agreement, dated as of September 17, 2001, between the Company and Mellon Investor Services LLC, as Rights Agent. The foregoing description of the First Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the First Amendment to Rights Agreement, a copy of which is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of October 17, 2004 among EGL Holding Company, EGL Acquisition Corp. and Select Medical Corporation.

4.1	First Amendment to Rights Agreement, dated as of October 17, 2004, between Select Medical Corporation and Mellon Investor Services LLC, as Rights Agent.

99.1	Contingency Letter Agreement, dated as of October 17, 2004 between Welsh, Carson, Anderson & Stowe IX, L.P., EGL Holding Company and Select Medical Corporation.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SELECT MEDICAL CORPORATION
Date: October 19, 2004	By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of October 17, 2004 among EGL Holding Company, EGL Acquisition Corp. and Select Medical Corporation.

4.1	First Amendment to Rights Agreement, dated as of October 17, 2004, between Select Medical Corporation and Mellon Investor Services LLC, as Rights Agent.

99.1	Contingency Letter Agreement, dated as of October 17, 2004 between Welsh, Carson, Anderson & Stowe IX, L.P., EGL Holding Company and Select Medical Corporation.